Exhibit 99.B(d)(3)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
BlackRock Investment Management, LLC

Dated March 24, 2015, as amended June 23, 2015

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Catholic Values Trust

Catholic Values Equity Fund

Capital Appreciation Funds

The fee for the Capital Appreciation mandate (within SEI Catholic Values Trust Catholic Values Equity Fund) will be calculated based on the average monthly value of the Assets of the Fund managed by the Sub-Adviser aggregated with the average monthly value of the Assets of such other SEI mutual funds or accounts with similar mandates (i.e., capital appreciation) as the Sub-Adviser may now or in the future agree to provide investment advisory/sub-advisory services.

The Capital Appreciation mandate’s fee will be its pro rata portion of the total fee calculated as set forth below:

•      [Redacted]

As of effective date of this amendment the Capital Appreciation Funds are follows:

•      SEI Catholic Values Trust Catholic Values Equity Fund;

•      New Covenant Funds New Covenant Growth Fund;

•      SIMT Tax-Managed Large Cap Fund;

•      SIMT Large Cap Growth Fund; and

•      SIMT Large Cap Fund

Agreed and Accepted:

SEI Investments Management Corporation	BlackRock Investment Management, LLC

By:	By:

/s/ William T. Lawrence	/s/ Donald Perault

Name:	Name:

William T. Lawrence	Donald Perault

Title:	Title:

Vice President	Managing Director